Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the

HSBC Investor Funds:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

February 14, 2011